PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2013	2012	2013	2012
Income from continuing operations	$26,847	$23,626	$78,312	$68,863
Interest expense	3,998	5,172	12,495	15,733

Earnings from continuing operations available to cover fixed charges	$30,845	$28,798	$90,807	$84,596

Fixed Charges (1)	$3,998	$5,172	$12,495	$15,733
Preferred stock dividends	15,122	16,936	44,094	55,386
Preferred partnership distributions	—	—	—	323

Combined fixed charges and preferred distributions	$19,120	$22,108	$56,589	$71,442

Ratio of earnings from continuing operations to fixed charges	7.7	5.6	7.3	5.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.6	1.3	1.6	1.2

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
Income from continuing operations	$94,395	$99,563	$96,394	$91,368	$84,106
Interest expense	20,618	5,455	3,534	3,552	3,952

Earnings from continuing operations available to cover fixed charges	$115,013	$105,018	$99,928	$94,920	$88,058

Fixed Charges (1)	$20,618	$5,455	$3,534	$3,552	$3,952
Preferred stock dividends	69,136	41,799	46,214	17,440	46,630
Preferred partnership distributions	323	(6,991)	5,103	(2,569)	7,007

Combined fixed charges and preferred distributions	$90,077	$40,263	$54,851	$18,423	$57,589

Ratio of earnings from continuing operations to fixed charges	5.6	19.3	28.3	26.7	22.3

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	2.6	1.8	5.2	1.5

(1)	Fixed charges include interest expense.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2013	2012	2013	2012
FFO	$38,322	$33,643	$114,405	$94,608
Interest expense	3,998	5,172	12,495	15,733
Net income allocable to noncontrolling interests —preferred units	—	—	—	323
Preferred stock dividends	15,122	16,936	44,094	55,386

FFO available to cover fixed charges	$57,442	$55,751	$170,994	$166,050

Fixed Charges (1)	$3,998	5,172	$12,495	15,733
Preferred stock dividends (2)	15,122	13,088	44,094	38,219
Preferred partnership distributions (2)	—	—	—	174

Combined fixed charges and preferred distributions paid	$19,120	$18,260	$56,589	$54,126

Ratio of adjusted FFO to fixed charges	14.4	10.8	13.7	10.6

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.0	3.1	3.0	3.1

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
FFO	$134,472	$149,797	$124,420	$163,074	$131,558
Interest expense	20,618	5,455	3,534	3,552	3,952
Net income allocable to noncontrolling interests —preferred units	323	(6,991)	5,103	(2,569)	7,007
Preferred stock dividends	69,136	41,799	46,214	17,440	46,630

FFO available to cover fixed charges	$224,549	$190,060	$179,271	$181,497	$189,147

Fixed Charges (1)	$20,618	$5,455	$3,534	$3,552	$3,952
Preferred stock dividends (2)	51,969	41,799	42,730	44,662	50,858
Preferred partnership distributions (2)	174	398	4,521	5,848	7,007

Combined fixed charges and preferred distributions paid	$72,761	$47,652	$50,785	$54,062	$61,817

Ratio of adjusted FFO to fixed charges	10.9	34.8	50.7	51.1	47.9

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	4.0	3.5	3.4	3.1

(1)	Fixed charges include interest expense.
(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.